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--------                                              OMB NUMBER:      3235-0104
 FORM 3                                               Expires: December 31, 2001
--------                                              Estimated average burden
                                                      Hours per response     0.5


                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


(Print or Type Respone)
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
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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
    Watson      Douglas        G.             Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)              Genta Incorporated                  (Month/Day/Year)
     (Last)     (First)     (Middle)          4/10/2002                     (Nasdaq: GNTA)
c/o Genta Incorporated                                                   ----------------------------------
Two Connell Drive                          ----------------------------  5. Relationship of Reporting        -----------------------
----------------------------------------   3. IRS Identification            Persons to Issuer                7. Individual or Joint/
             (Street)                         Number of Reporting           (Check all applicable)              Group Filing (Check
 Berkeley Heights   NJ         07922          Person, if an entity         X   Director          10% Owner      applicable line)
----------------------------------------      (voluntary)                -----            -----                X    Form filed by
      (City)      (State)      (Zip)       ----------------------------        Officer           Other       -----  One Reporting
                                                                         ----- (give      -----  (specify           Person
                                                                               title below)      below)             Form filed by
                                                                                                             -----  More than One
                                                                         ----------------------------------         Reporting Person
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                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 4)
                                                                                 (Instr. 5)
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Common Stock, par value $.001
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Reminder: Report on a separate line for each clas of securities benefially owned directly or indirectly.
*If the Form is filed by more than one reporting person, see Instruction 5(b)(v).
           POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT
                   REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

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

FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect
                                 Exercis-  tion             Title        Number                     (I)
                                 able      Date                          of Shares                  (Instr.
                                                                                                    5)
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Explanation of Responses:
                                                                                /s/  Douglas G. Watson              April 17, 2002
**Intentional misstatements or omissions of facts constitute Federal Criminal   -------------------------------   ------------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                        **Signature of Reporting Person          Date

  Note. File three copies of this form, one of which must be manually signed.
  If space provided is insufficient, See Instruction 6 for procedure.
  Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                                     (Print or Type Responses)
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